EXHIBIT 10.15
EXECUTION COPY
AGREEMENT

                This Agreement is between AutoZone, Inc., a Nevada corporation ("AZO") and Robert J. Hunt ("Hunt") made as of the 23rd day of May, 2001.

                WHEREAS, Hunt has notified AZO that he does not desire to continue acting as Executive Vice President and Chief Financial Officer of AZO;

                WHEREAS, AZO desires Hunt to continue to assist with its business;

                THEREFORE, Hunt and AZO for and in consideration of the promises, undertakings and benefits set out in this Agreement ("Agreement"), agree as follows:

                1.   EFFECTIVE DATE.  Hunt resigns as a director of AZO and each of its subsidiaries effective May 23, 2001, and as an officer and Chief Financial Officer of AZO and each of AZO's subsidiaries as of the date a new Chief Financial Officer is employed by AZO or such earlier date as may be decided by AZO's Board of Directors ("Effective Date"), but shall remain an employee of AZO or a subsidiary until August 31, 2004 ("Termination Date").  During the period from the Effective Date until the Termination Date, Hunt shall make himself available to perform such services for AZO as are requested by the CEO of AZO.

                2.   TERMINATION OF EMPLOYMENT AGREEMENT. The parties agree that the Amended and Restated Employment and Non-Compete Agreement dated August 31, 1999 (the "Prior Agreement"), between the parties shall be deemed to be amended and restated by this Agreement and, after the execution of this Agreement, neither party hereto shall have any rights under the Prior Agreement.

                3.   BENEFITS. In consideration for the services to be provided to AZO by Hunt under this Agreement, AZO agrees to confer the following benefits in Hunt's favor:

A.	From May 23, 2001, through August 25, 2001, Hunt shall continue to receive his current annual base salary of $330,000 which shall be paid on a pro-rated basis at the same time as AZO's other officers are paid;
B.	On or before August 25, 2001, Hunt shall receive a lump sum gross payment of $650,000 (which payment shall not be considered in determining average monthly earnings for benefit purposes under the AutoZone, Inc. Associates Pension Plan or the AutoZone, Inc. Executive Deferred Compensation Plan);
C.	Beginning August 26, 2001, until the Termination Date, Hunt shall receive a annual gross salary of $100,000 to be paid in pro rata installments every two weeks at the same time as AZO's executive officers are paid (except for pay for the period ended August 31, 2002, which will be for one week, and then again every two weeks thereafter);
D.	For the 2001 fiscal year, Hunt shall receive a bonus calculated in accordance with the AutoZone, Inc., Executive Incentive Compensation Plan, that shall be paid when AZO pays bonuses for fiscal year 2001 to its executive officers and shall not be eligible to receive a bonus thereafter; and
E.	All other benefits received by full-time employees of AZO.
                The stock option agreements between Hunt and AZO shall continue to be governed by the terms and conditions contained in such agreements. All vacation shall be deemed used at the time of the Termination Date.

                The parties understand that applicable local, state, and federal tax deductions and withholdings will be made from all of the appropriate payments and exercises of stock options.

                4.   NON-COMPETE.  Hunt further agrees that he will not, for the period beginning on the date of execution of this Agreement and ending on the Termination Date, be engaged in or concerned with, directly or indirectly, any business related to or involved in the wholesale or retail sale or distribution of auto parts and accessories, chemicals, or motor oil, operating in the automobile aftermarket in any state or geographical area in which AZO or a subsidiary of AZO operates now or shall operate during the term of the non- compete agreement (herein called "Competitor"), as an employee, consultant, beneficial or record owner (other than as an owner of less than 1% of an entity's issued and outstanding securities traded on a securities exchange registered as such with the U.S. Securities Exchange Commission under the Securities Exchange Act of 1934), partner, joint venturer, officer or agent of the Competitor.

                The parties acknowledge and agree that the time, scope, geographic area and other provisions of this Non-Compete section have been specifically negotiated by sophisticated commercial parties and specifically hereby agree that such time, scope, geographic area and other provisions are reasonable under the circumstances.

                Further, Hunt agrees not to hire, for himself or any other entity, encourage anyone or entity to hire, or entice away from AZO any employee of AZO or a subsidiary of AZO during the term of this non-compete agreement.

                In the event of breach by Hunt of any provision of this Paragraph 6 "NON-COMPETE", Hunt acknowledges that such breach will cause irreparable damage to AZO, the exact amount of which will be difficult or impossible to ascertain, and that remedies at law for any such breach will be inadequate. Accordingly, AZO shall be entitled, in addition to any other rights or remedies existing in its favor, to obtain, without the necessity for any bond or other security, specific performance and/or injunctive relief in order to enforce, or prevent breach of any such provision and AZO shall be entitled to the remedies set forth in the section entitled "Remedies".

                5.   CONFIDENTIALITY.  Unless otherwise required by law or requested by AZO in the performance of his duties, Hunt shall hold in confidence any proprietary or confidential information obtained by him during his employment with AZO, which shall include, but not be limited to, information regarding AZO's present and future business plans, systems, operations and personnel matters.

                6.   COMPLETE AGREEMENT.  This Agreement contains the entire agreement between the parties with respect to the matters covered herein and is intended to integrate and merge all prior understandings, discussions and negotiations.  No other agreements, oral or written, relating to the subject matter contained herein shall be binding upon or enforceable against any of the parties.  This Agreement and the documents executed pursuant to it may be amended only in a writing signed by authorized representatives of the parties.  No provision of this Agreement or any document executed pursuant to it may be waived except in a writing signed by authorized representatives of the parties. The sections of this Agreement taken as a whole are intended to represent a single agreement.

                This Agreement shall be governed and construed by the laws of the State of Tennessee, without regard to its choice of law rules.  The parties agree that the only proper venue for any dispute under this Agreement shall be  Shelby County, Tennessee.

                7. TERMINATION WITH CAUSE: AZO shall have the right to terminate this Agreement and Hunt's employment with AZO and all of its subsidiaries for Cause at any time. Upon such termination for Cause, Hunt shall have no right to receive any compensation, salary, or bonus and shall immediately cease to receive any benefits (other than those as may be required pursuant to the AutoZone, Inc. Associates Pension Plan or by law) and any stock options shall be governed by the respective stock option agreements in effect between Hunt and AZO at that time. "Cause" shall mean the willful engagement by Hunt in conduct which is demonstrably or materially injurious to AZO, monetarily or otherwise. For this purpose, no act or failure to act by Hunt shall be considered "willful" unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in the best interest of AZO.

                8.  SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND OBLIGATIONS.  The representations, warranties, and obligations of the parties pursuant to this Agreement shall survive the execution hereof and this Agreement shall continue to be binding upon and enforceable against each of the parties, their successors, heirs, executors, and assigns.  The rights and benefits of Hunt hereunder shall inure to the benefit of his heirs and estate and after Hunt's death, his estate shall have the right to receive the Benefits as are required by law, and to the extent allowed by their terms, shall have the rights set forth in the Stock Option Agreements. Notwithstanding, all payments provided for hereunder shall cease at the death of Hunt.

                9.  REMEDIES.  Hunt acknowledges and agrees that any remedy at law for a breach of any obligation herein may be inadequate and that AZO shall be entitled to any and all equitable relief, including, but not limited to, injunctive relief.  In the event Hunt breaches this Agreement in any way, any unpaid Benefits shall immediately terminate and Hunt shall forfeit any then unexercised option rights.

                In addition, the parties agree to execute on or after the date of the execution of this Agreement any and all reasonable additional documents as requested by the other or its counsel to effectuate the purposes hereof.

                IN WITNESS WHEREOF, the respective parties execute this Agreement.

AUTOZONE, INC.

By:	/s/ Steve Odland	/s/ Robert J. Hunt
Title:	Chairman, President and CEO	Robert J. Hunt
5-22-2001 Date
By:	/s/ Harry Goldsmith
Title:	Senior Vice President, General Counsel and Secretary